SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_|  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to Rule 14a-12

                                 INTERCEPT, INC.
                (Name Of Registrant As Specified In Its Charter)

                                JANA PARTNERS LLC
    (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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         (5) Total fee paid:

|_| Fee paid previously with preliminary materials.
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previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


FOR IMMEDIATE RELEASE
For information contact MacKenzie Partners, Inc.:
Lawrence E. Dennedy or Robert C. Marese - (800) 322-2885

  JANA PARTNERS LLC REJECTS INTERCEPT'S PROXY SETTLEMENT OFFER, SAYING IT ONLY
                      FURTHER ENTRENCHES THE CURRENT BOARD

              JANA Also Blasts InterCept's New Preferred Stock Deal

Atlanta, Georgia - May 26th, 2004 - JANA Partners LLC ("JANA") today delivered its rejection of the proposed proxy contest settlement offer from InterCept, Inc. (NASDAQ - ICPT) ("InterCept"), saying the offer did nothing to improve shareholder democracy at InterCept and was merely a trap to extend the date on which JANA could take control of the Board of Directors from June 2005 to June 2006.

"Your offer is nothing more than a slickly designed trap to deny your shareholders their right next year to replace your hand-picked cronies on the Board of Directors with a majority of directors who will be solely dedicated to doing what is best for shareholders," JANA Managing Member Barry S. Rosenstein wrote. "Our goal is real change at InterCept and if that means coming back at next year's annual meeting to elect a majority of directors who will fight for shareholders, that's what we intend to do." Mr. Rosenstein added that, "Your sham offer also completely ignores the calls we have made to give shareholders a greater voice at InterCept."

InterCept offered on May 20, 2004 to expand the Board to 9 seats and nominate and support two individuals appointed by JANA for election to the Board at the 2004 Annual Meeting (and leave the third new seat open for an individual from an investor group called the Sprout Group) if JANA would end its proxy solicitation. However, because InterCept structured its offer so that one of JANA's appointees would be forced to stand as a Class I Director, all of whom are up for election at the 2005 Annual Meeting, JANA would be blocked from electing a majority of directors until the 2006 Annual Meeting.

A COPY OF THE LETTER SENT BY JANA TO INTERCEPT TODAY IS ATTACHED HERETO.

JANA has nominated two individuals, Marc Weisman and Kevin J. Lynch, for election to InterCept's Board of Directors at the 2004 Annual Meeting. In addition, JANA is proposing amendments to InterCept's bylaws which will let shareholders remove directors for poor performance, prevent the board from hand-picking directors and lower the requirement for shareholders to call special meetings to address issues of importance to them.

Additionally, Mr. Rosenstein commented in his letter on InterCept's announcement that it had reached agreement with an investor group called the Sprout Group to exchange the Series A Preferred Stock held by Sprout for new Series B Preferred Stock, saying that the exchange did nothing meaningful to alleviate the extraordinary rights given to Sprout, but was merely a cosmetic change at the expense of shareholders.

"The original sale of the Series A to Sprout at extraordinary, non-market terms, giving Sprout far greater power than all of InterCept's shareholders combined for the purchase of preferred stock convertible into only 3.5% of the Company's shares, was already a disgrace," Mr. Rosenstein wrote. "Now you and the Board have taken the extraordinary step of sweetening Sprout's economic deal by lowering the conversion price to give Sprout an additional 230,000 shares upon conversion, which if the preferred were converted today would result in a write-off to earnings of over $4 million due to the dilution of the equity, in exchange for an essentially cosmetic alteration of Sprout's rights. The Sprout Group would still have the right to block bylaw amendments supported by a majority of the shareholders, and yet you are asking shareholders, including ourselves, to pay for the privilege of making your disgraceful entrenchment deal look marginally better."

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JANA Partners LLC manages securities portfolios with assets of approximately $1.4 billion and currently owns 1,914,737 shares (approximately 9.4%) of the common stock of InterCept.

The following individuals have consented to being nominated by JANA Partners LLC for election as directors of InterCept at InterCept's 2004 Annual Meeting of Shareholders.

     o Marc Weisman, 51, has been a Principal of Sagaponack Partners, L.P. for more than the past five years.

     o Kevin J. Lynch, 35, has been a Principal of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Lynch was an Investment Analyst at Sagaponack Partners, L.P.

The Managing Directors of JANA Partners are Barry S. Rosenstein and Gary Claar. Barry S. Rosenstein, 45, has been a Managing Member of JANA Partners LLC since 2001. From 1993 to 2001, Mr. Rosenstein was a Principal of Sagaponack Partners, L.P., a private equity fund. Gary Claar, 37, has been a Managing Member of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Claar was a Principal of Marathon Advisors LLC, an investment fund.

The principal business address of Mr. Rosenstein and Mr. Lynch is 201 Post Street, Suite 1000, San Francisco, California 94108. The principal business address of Mr. Weisman is 645 Fifth Avenue, New York, New York 10022. The principal business address of Mr. Claar is 200 Park Avenue, New York, New York 10166.

Mr. Weisman and Mr. Lynch have each agreed, if elected, to serve as a director of InterCept. JANA Partners does not expect that any of its nominees will be unable to stand for election or serve as a director, but if any vacancy in JANA Partners' slate occurs for any reason (including if InterCept makes or announces any changes to its bylaws or takes or announces any other action that has, or if completed would have, the effect of disqualifying any or all of JANA Partners' nominees), JANA Partners will vote for the substitute candidate(s) nominated by JANA Partners in compliance with the rules of the SEC and any other applicable law and, if applicable, InterCept's bylaws.

JANA Partners LLC has filed a preliminary proxy statement and other relevant documents with the SEC in support of the election of Messrs. Lynch and Weisman to the InterCept board. INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. JANA Partners LLC and Messrs. Lynch and Weisman may be deemed to be participants in the solicitation of proxies from the shareholders of InterCept in connection with the annual meeting. Information about these participants is set forth in the preliminary proxy statement filed by JANA Partners LLC with the SEC. Investors may obtain additional information by reading the proxy statement and definitive proxy statement when it becomes available.

                             JANA MASTER FUND, LTD.
                                 200 PARK AVENUE
                                   SUITE 3900
                            NEW YORK, NEW YORK 10166


                                                         May 26, 2004

John W. Collins
Chairman/Chief Executive Officer
InterCept, Inc.
3150 Holcomb Bridge Road
Suite 200
Norcross, GA 30071

Dear Mr. Collins,

         We have considered your "offer" and emphatically reject it. Consistent with management's prior conduct, this offer is a sham designed to further entrench management and frustrate the rights of your shareholders.

         Your offer is nothing more than a slickly designed trap to deny your shareholders their right next year to replace your hand-picked cronies on the Board of Directors with a majority of directors who will be solely dedicated to doing what is best for shareholders. By making one of our appointees a "Class I" director, all of whom are up for election at the 2005 Annual Meeting, you would be ensuring that even if we won every seat at the 2005 Annual Meeting we would still be unable to elect a majority of directors. We are not going to willingly subject ourselves and the rest of InterCept's shareholders to two more years of the current board majority. Our goal is real change at InterCept and if that means coming back at next year's annual meeting to elect a majority of directors who will fight for shareholders, that's what we intend to do.

         Your sham offer also completely ignores the calls we have made to give shareholders a greater voice at InterCept. We want shareholders to be able to remove directors for poor performance and to prevent the board of directors from hand-picking replacements as it did earlier this year.

         We also find your statement that your offer "maintains a board of directors that represents the interests of all InterCept shareholders" ridiculous. Even more ridiculous is your description of the current board. We can think of many ways to describe a board which presides over a staggering decline in shareholder value, terrible acquisitions and unabashed management entrenchment, but "very independent" and "shareholder-oriented" is not among them. The very point of this proxy contest is that we believe that the current InterCept Board, including management's hand-picked directors, does NOT represent the interests of all shareholders.

         We are equally astonished by InterCept's recent announcement of the planned exchange with the Sprout Group of Series A Preferred Stock with its outrageous terms for new Series B Preferred Stock with equally outrageous terms. The original sale of the Series A to Sprout at extraordinary, non-market terms, giving Sprout far greater power than all of InterCept's shareholders combined for the purchase of preferred stock convertible into only 3.5% of the Company's shares, was already a disgrace. Now you and the Board have taken the extraordinary step of sweetening Sprout's economic deal by lowering the conversion price to give Sprout an additional 230,000 shares upon conversion, which if the preferred were converted today would result in a write-off to earnings of over $4 million due to the dilution of the equity, in exchange for an essentially cosmetic alteration of Sprout's rights. The Sprout Group would still have the right to block bylaw amendments supported by a majority of the shareholders, and yet you are asking shareholders, including ourselves, to pay for the privilege of making your disgraceful entrenchment deal look marginally better. We also note that the Series B would grant the same right to a Board seat to one individual at Sprout rather than an employee designated by Sprout, which we find extraordinary. We think it is unconscionable that you and the Board would take this extraordinary step less than a month before an Annual Meeting which may result in a change of the composition of the Board, and we would strongly advise that you not finalize this deal until after the Annual Meeting to allow for the possibility that our nominees if elected could persuade the full Board not to take this ill-advised step.

         Finally, you state in your letter that we own 8.9% percent of InterCept. You should be aware that as of today our ownership of InterCept stands at 9.4%.

         The time for talk has long passed. Should you wish to propose a serious offer that does not further entrench the current management and actually improves shareholder democracy, you know where to reach me.

                                                     Sincerely,

                                                     JANA Partners LLC


                                                     /s/ Barry S. Rosenstein

                                                     Barry S. Rosenstein
                                                     Managing Member

CC:      THE OTHER MEMBERS OF THE BOARD OF DIRECTORS OF INTERCEPT
         --------------------------------------------------------
                  Dr. James A. Verbrugge
                  Mark Hawn
                  John D. Schneider, Jr.
                  Glenn W. Sturm
                  Arthur G. Weiss